AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 17, 2001

                                                  REGISTRATION NO. 333-
-----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                -----------


                                    FORM S-3
                             REGISTRATION STATEMENT

                                      UNDER

                         THE SECURITIES ACT OF 1933

                                -----------

                       DANIELSON HOLDING CORPORATION
             (Exact Name of Registrant as Specified in Charter)

                                    DELAWARE

       (State or Other Jurisdiction of Incorporation or Organization)

                                   95-6021257

                  (I.R.S. Employer Identification Number)

                           767 THIRD AVENUE, 5TH FLOOR

                          NEW YORK, NY 10017-2023
                               (212) 888-0347
            (Address, Including Zip Code, and Telephone Number,
     Including Area Code, of Registrant's Principal Executive Offices)

                                -----------

                               DAVID M. BARSE
                      PRESIDENT AND CHIEF OPERATING OFFICER
                          DANIELSON HOLDING CORPORATION
                           767 THIRD AVENUE, 5TH FLOOR
                             NEW YORK, NY 10017-2023
                                 (212) 888-0347

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                           of Agent For Service)

                                 With a copy to:

     W. James Hall III, Esq.                 James G. Smith, Esq.
 General Counsel and Secretary           Koffler Rose & Chonoles, LLP
 Danielson Holding Corporation                437 Madison Avenue
      767 Third Avenue                      New York, New York 10022
  New York, New York 10017                       (212) 973-9100
        212-888-0347

                                -----------


Approximate date of commencement of proposed sale to public: As soon as practicable after effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or investment retirement plans, check the following box. [x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

Title of each    Amount to       Proposed     Proposed maximum     Amount of
  class of     be registered     maximum         aggregate     registration fee
securities to                  offering price  offering price      aggregate
be registered                     per unit(1)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common             819,700         $4.95          $4,057,515       $1,014.38
Stock, $.10
par value
--------------------------------------------------------------------------------


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of Danielson Holding Corporation's common stock on the American Stock Exchange on May 18, 2001.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED MAY 21, 2001

                          DANIELSON HOLDING CORPORATION

                         819,700 SHARES OF COMMON STOCK

This prospectus relates to the offer and sale from time to time of up to 819,700 shares of our common stock which is held by the selling stockholders listed beginning on page 6. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our common stock is listed on the American Stock Exchange under the symbol "DHC." On May 18, 2001, the last reported sale price for the common stock was $4.95 per share.

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 1 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.

IN ORDER TO AVOID AN "OWNERSHIP CHANGE" FOR FEDERAL TAX PURPOSES, OUR CERTIFICATE OF INCORPORATION PROHIBITS ANY PERSON FROM BECOMING A BENEFICIAL OWNER OF 5% OR MORE OF OUR OUTSTANDING COMMON STOCK, EXCEPT UNDER LIMITED CIRCUMSTANCES. CONSEQUENTLY, NO PERSON MAY ACQUIRE SHARES OF COMMON STOCK FROM THE SELLING STOCKHOLDERS IF, AFTER GIVING EFFECT TO THAT ACQUISITION, THE PERSON WOULD BENEFICIALLY OWN, EITHER DIRECTLY OR INDIRECTLY, 5% OR MORE OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is May 21, 2001.

                                Table of Contents

                                                          Page

Risk Factors...............................................1

Subsequent Event...........................................4

The Company................................................4

Where You Can Find More Information........................5

Forward-Looking Statements.................................6

Use Of Proceeds............................................6

Selling Stockholders.......................................6

Plan of Distribution.......................................8

Legal Matters..............................................9

Experts....................................................9



You should rely only on the information contained in or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. This prospectus is not an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

In this prospectus, "we", "us" and "our" refer to Danielson Holding Corporation and our subsidiaries, unless the context specifically indicates otherwise.

                                  RISK FACTORS

           Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. Some or all of the following risks could cause us to lose business or market share which would decrease our revenue and adversely affect our results of operations. If these events were to occur, the trading price of our common stock could decline and you may lose all or part of your investment.

           ALTHOUGH WE CURRENTLY RELY ON CASH AND SHORT-TERM INVESTMENTS TO MEET OUR LIQUIDITY NEEDS, WE MAY EXPERIENCE LIQUIDITY CONSTRAINTS IN THE FUTURE WHICH COULD RESTRAIN OUR GROWTH OR REDUCE PROFITABILITY. Historically, we have not experienced major liquidity constraints, but, as discussed below, revenues are affected by numerous factors and a decrease in those revenues can create cash flow issues. In such event, we may rely on dividends and tax sharing payments from our subsidiaries. These dividends and tax sharing payments may not be available because, among other things:

      o In some cases, our subsidiaries must first receive regulatory approval before paying us dividends.

      o There are business and regulatory considerations that affect our subsidiaries, including the impact of dividends on surplus which could affect a subsidiary's insurance ratings, its competitive position, the amount of premiums that it can write and its risk-based capital requirements.

      o There may be a prolonged material decline in an insurance subsidiary's profits or materially adverse insurance regulatory developments.

           OUR BUSINESS PLAN IS TO CONTINUE TO GROW BUT OUR LIMITED FINANCIAL RESOURCES AND THE CONSTRAINTS ON OUR ABILITY TO ISSUE ADDITIONAL STOCK MAY IMPEDE OUR GROWTH. Although we have sought to grow through entering into strategic partnerships or making acquisitions, we have limited financial resources. Our limited financial resources and constraints on our ability to issue additional stock or otherwise raise capital to finance transactions may prevent us from successfully consummating any future transactions. Due to our limited financial resources and constraints on our ability to raise capital, we have been unable to participate in larger transactions in the past, and believe that our financial constraints will continue to govern the types of transactions we are able to entertain and consummate.

           OUR INSURANCE BUSINESS IS AFFECTED BY MANY FACTORS OUTSIDE OF OUR CONTROL SUCH AS WEATHER CONDITIONS AND ECONOMIC ACTIVITY THAT COULD REDUCE DEMAND FOR OUR PRODUCTS OR CAUSE INCREASES IN CLAIMS. Our business is concentrated primarily in the Western United States. If this area experiences an economic downturn, there could be fewer car sales, less demand for automobile insurance and lower policy amounts in addition to increased workers' compensation claims. Severe adverse weather conditions could also adversely affect our business. These factors, together with competitive pricing, could result in increases in our loss ratios and fluctuations in our underwriting results and net income.

           WE ARE SUBJECT TO INSURANCE LAWS AND REGULATIONS WHICH COULD RESTRICT OUR OPERATIONS AND REDUCE OUR FINANCIAL FLEXIBILITY. The states in which we transact business have passed insurance laws and regulations. The agencies established pursuant to these state laws have broad administrative and supervisory powers which can impact our insurance business including:

      o the granting and revocation of licenses to transact insurance business

      o  regulation of trade practices

      o  establishment of guaranty associations

      o  licensing of agents

      o  approval of policy forms

      o  premium rate filing requirements

      o  reserve requirements

      o  the form and content of required regulatory financial statements

      o  periodic examinations of insurers' records

      o capital and surplus requirements and the maximum concentrations of certain classes of investments

           These laws, in general, also require approval of the particular insurance regulators prior to certain actions by the insurance companies, including the payment of dividends in excess of statutory limitations and certain transactions and continuing service arrangements with affiliates. The laws of most states provide for the filing of premium rate schedules and other information with the insurance commissioner of a particular state, either directly or through rating organizations. The insurance commissioner of each state generally has powers to disapprove such filings or make changes to the rates if they are found to be excessive, inadequate or unfairly discriminatory. The determination of rates is based on various factors, including loss and loss adjustment expense experience. The failure to obtain, or delay in obtaining, the required approvals could result in a decline in revenues of our insurance subsidiaries. We are also required by insurance regulators to maintain certain minimum amounts of capital.

           WE FACE INTENSE COMPETITION IN THE INSURANCE BUSINESS THAT COULD IMPAIR OUR ABILITY TO GROW AND ACHIEVE PROFITABILITY. We compete both with large national writers and with smaller regional companies in each state in which we operate. Some of these competitors are larger and have greater financial resources than us. Some of these competitors in the workers' compensation line of business have, from time to time, decreased their prices significantly to gain market share. Our ability to grow depends on our ability to expand in the states in which we already do business and to expand into other states where our competitors operate.

           IF CURRENTLY ESTABLISHED PROVISIONS FOR UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES ("LAE") PROVE INADEQUATE IN LIGHT OF SUBSEQUENT ACTUAL EXPERIENCE, IT WILL BE NECESSARY TO INCREASE PROVISIONS FOR UNPAID LOSSES. We are required to estimate liability for losses and LAE. Our insurance subsidiaries establish provisions to cover their estimated liability for losses and LAE with respect to both reported and unreported claims as of the end of each accounting period. By their nature, these provisions for unpaid losses and LAE do not represent an exact calculation of liabilities. Rather, they are estimates involving management's projections as to the ultimate settlement and administration of claims. These expectations are, in turn, based on, among other things:

      o  facts and circumstances known at the time

      o  predictions of future events

      o estimates of future trends in the severity and frequency of claims

      o  judicial theories of liability

      o  inflation

     Our insurance subsidiaries regularly review their respective reserve techniques and reserve positions and believe that adequate provision has been made for their respective unpaid losses and LAE. We cannot ensure that currently established provisions for unpaid losses and LAE will prove adequate in light of subsequent actual experience. Future earnings could be adversely impacted should future loss development require increases in provisions for unpaid losses and LAE previously established for prior periods.

          WE CAN NOT BE CERTAIN THAT THE NET OPERATING LOSS CARRYFORWARDS ("NOL") WILL CONTINUE TO BE AVAILABLE TO OFFSET OUR TAX LIABILITY. We currently have an NOL estimated to be approximately $899 million for federal income tax purposes. The NOL will expire in various amounts beginning on December 31, 2001 through December 31, 2019, if it is not used. The Internal Revenue Service has not audited any of our tax returns for the years in which the losses giving rise to the NOL were reported nor has it otherwise challenged our use of the NOL carryforwards. If we were to undergo an "ownership change" as such term is used in Section 382 of the Internal Revenue Code, the use of our NOL would be severely limited. We will be treated as having had an "ownership change" if there is a more than 50% increase in stock ownership during a 3-year "testing period" by "5% stockholders". For this purpose, stock ownership is measured by value, and does not include so-called "straight preferred" stock.

          Our Certificate of Incorporation contains stock transfer restrictions which were designed to help us preserve the NOL by avoiding an ownership change. The transfer restrictions were implemented in 1990, and we expect that they will remain in-force as long as the NOL is available to us. We cannot be certain, however, that these restrictions will prevent an ownership change.

           PROVISIONS IN OUR CERTIFICATE OF INCORPORATION THAT LIMIT OWNERSHIP AND TRANSFERABILITY OF OUR STOCK MAY ENTRENCH CURRENT MANAGEMENT AND THE CURRENT STOCKHOLDERS. We are required to issue, in our name, as escrow agent, certificates representing shares of common stock that are beneficially owned by holders of 5% or more of our stock. In addition, when we receive the written request from a 5% stockholder to transfer their shares, we may refuse such request upon the advice of our tax counsel that such transfer would create an unreasonable risk of an "ownership change". In no circumstances may anyone acquire 5% or more of our stock without our consent.

           THE MARKET FOR OUR SHARES HAS BEEN HISTORICALLY ILLIQUID WHICH MAY AFFECT YOUR ABILITY TO SELL YOUR SHARES. The volume of trading in our stock has historically been low. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time an investor might want to sell his shares.

                                SUBSEQUENT EVENT

     On May 2, 2001, we registered with the Securities and Exchange Commission an offering of up to 70 million shares of common stock issuable by us upon exercise of non-transferable warrants to be issued to our stockholders. We have not yet determined the terms of the warrants or the date of their issuance to our stockholders. The warrants will be represented by our common stock certificates and will not be separately tradeable. The exercise price for each series of warrants and other terms will be included in a prospectus supplement.


                                   THE COMPANY

     We are a holding company incorporated in Delaware. We offer a VARIETY OF INSURANCE PRODUCTS THROUGH OUR SUBSIDIARIES. Our largest subsidiary is National American Insurance Company of California ("NAICC"). NAICC and its subsidiaries write workers' compensation, non-standard private passenger and commercial automobile insurance in the western United States, primarily California. We believe that through NAICC we can achieve underwriting success through refinement of various risk profiles. This helps us divide the non-standard market into more defined segments, which enables us to price our products more precisely.

     We are  seeking  to build  stockholder  value  while  maintaining  a strong capital structure. We are also seeking to grow by developing business partnerships and making strategic acquisitions, including acquisitions that will both complement our existing operations and enable us to earn an attractive return on our investment.

     Our principal executive offices are located at 767 Third Avenue, New York, New York, 10017. Our telephone number at that address is (212) 888-0347.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

     Our common stock is listed on the American Stock Exchange. Material filed by us can be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006.

     We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock offered by this prospects, referred to in this prospectus, together with all amendments and exhibits thereto, as the registration statement. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding us and the shares of common stock offered by this prospectus, reference is hereby made to the registration statement and to the exhibits and schedules filed with the registration statement. The registration statement, including the exhibits and schedules filed with the registration statement, may be inspected at the public reference facilities maintained by the Commission at Room 450, Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part may be obtained from that office upon payment of the prescribed fees.

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act prior to the termination of the offerings described in this prospectus:

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (SEC file number 001-06732 and filing date of March 30, 2001);

  2. Quarterly Report on Form 10-Q, for the quarterly period ended March 31, 2001 (SEC file number 001-06732 and filing date of May 15, 2001);

  3. Information provided under the caption "Description of Common Stock" contained in Registration Statement on Form S-3/A5 (SEC file number 333-39144 and filing date of May 2, 2001);

     You may request a copy of these filings, at no cost, by writing or telephoning as follows: Danielson Holding Corporation, 767 Third Avenue, New York, New York, 10017 (212) 888-0347.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.


                                 USE OF PROCEEDS

     The selling stockholders received all of their shares of common stock in a private placement that closed in December 2000. Each selling shareholder also received registration rights when they purchased their shares. In connection with these registration rights, we are required to use our best efforts to keep the registration statement effective for no more than two years subsequent to the last date the shares were subscribed for and sold.

     The selling stockholders are offering all of the shares of common stock covered by this prospectus. We received gross proceeds of $3,073,875, and net proceeds of $3,039,975 as a result of the private placement pursuant to which the selling stockholders purchased their shares. The $33,900 difference between gross and net proceeds is a result of brokerage fees paid to an affiliated
BROKER-DEALER AS MORE FULLY DESCRIBED IN "PLAN OF DISTRIBUTION," on page 7 below. We will not receive any proceeds from the sale of the shares by the selling stockholders.


                              SELLING STOCKHOLDERS

     Except as otherwise noted, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares or other of our securities. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The following table sets forth the number of shares of our common stock owned by the selling stockholders as of May 18, 2001, and the number of shares of our common stock that will be owned assuming the sale of all the shares offered hereby. No selling stockholder will own more than 1% of our common stock after the offering.

-------------------------------------------------
  NAME OF SELLING     NUMBER OF      NUMBER OF
    STOCKHOLDER        SHARES          SHARES
                     REGISTERED     BENEFICIALLY
                      FOR SALE      OWNED AFTER
                       HEREBY         OFFERING
-------------------------------------------------
Bear Stearns f/b/o      25,000             0
William Fagan, IRA
-------------------------------------------------
Bedford Oak            200,000       150,000
Partners
-------------------------------------------------
Robert and Helen        32,500             0
Bernstein
-------------------------------------------------
James Bunegar            2,500             0
-------------------------------------------------
Timothy Callahan        50,000             0
-------------------------------------------------
Douglas Crocker         25,000             0
-------------------------------------------------
Diamond                 25,000       130,700*
Consolidated, L.P.
-------------------------------------------------
Terry Diamond Trust     25,000       130,700*
-------------------------------------------------
Jeffery Klein            1,200             0
-------------------------------------------------
Knights of             100,000             0
Columbus
-------------------------------------------------
Nils Larsen              4,000             0
-------------------------------------------------
Donald Liebentritt      10,000             0
-------------------------------------------------
Long Meadow            100,000        90,000
Holdings LP
-------------------------------------------------
Pali Capital, LLC       50,000             0
-------------------------------------------------
Joseph Paolucci          2,000             0
-------------------------------------------------
William Pate**          25,000        45,000
-------------------------------------------------
Mark Radzik             10,000             0
-------------------------------------------------
Beatrice Renfield       25,000             0
Foundation
-------------------------------------------------
Stuart Sloan            75,000             0
-------------------------------------------------
Philip Tinkler           5,000             0
-------------------------------------------------
George Touras            2,500             0
-------------------------------------------------
Howard Walker           25,000             0
-------------------------------------------------
Total                  819,700
-------------------------------------------------

  * Total number of shares beneficially owned by Terry Diamond and affiliates is 130,700 after the offereing.
 ** Mr. Pate is a Director of the Company.




                              PLAN OF DISTRIBUTION

     We are registering for resale the common stock on behalf of the selling stockholders. As used in this prospectus, the term "selling stockholders" includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgor, borrower or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

     We paid MJ Whitman Inc. $33,900 in commissions for placing the common stock with certain selling shareholders. MJ Whitman Inc. is a registered broker-dealer. All of our executive officers are also executive officers and indirect owners of MJ Whitman Inc.

     The selling stockholders are offering shares of common stock that they received in the private placement. This prospectus covers their resale of up to 819,700 shares of common stock.

     The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The common stock may be sold from time to time:

      o  in one or more transactions at fixed prices

      o  at prevailing market prices at the time of sale

      o  at varying prices determined at the time of sale

      o  at negotiated prices

     The sale of the common stock may be effected by means of one or more of the following transactions (which may involve crosses or block transactions):

      o on any national securities exchange, such as the AMEX, or quotation service on which the common stock may be listed or quoted at the time of sale,

      o  in the over-the-counter market,

      o in transactions otherwise than on such exchanges or services or in the over-the-counter market

      o  through the purchase and sale of over-the-counter options.

     In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver common stock to close out such short positions, or loan or pledge common stock to broker/dealers who in turn may sell such securities.

     At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares offered hereby.

     To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

     The selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

     Our certificate of incorporation prohibits any person from becoming a beneficial owner of 5% or more of our outstanding common stock. This restriction may significantly limit the marketability of our common stock as fewer investors will be able to acquire it than if the restriction did not exist.

     Pursuant to the purchase agreement with the selling stockholders, all expenses of the registration of the common stock will be paid by us, including, without limitation, the SEC filing fees; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.


                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus is being passed upon for us by Koffler Rose & Chonoles LLP, New York, New York.


                                     EXPERTS

     KPMG LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on KPMG LLP's reports, given on their authority as experts in accounting and auditing.

                                     PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All such expenses shall be borne by Danielson Holding Corporation. All amounts set forth below are estimates, other than the SEC registration fee.

--------------------------------------------------

SEC Registration Fee...............   $1,014
--------------------------------------------------
--------------------------------------------------

Accounting Fees....................   $2,000
--------------------------------------------------
--------------------------------------------------

Legal Fees and Expenses............   $10,000
--------------------------------------------------
--------------------------------------------------

Miscellaneous......................   $1,000
--------------------------------------------------
--------------------------------------------------

TOTAL..............................   $14,014
--------------------------------------------------


Item 15.  Indemnification of Directors and Officers.

     Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

     Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Item 16. Exhibits.

-------------------------------------------------------------
Exhibit Number                 Description

-------------------------------------------------------------
-------------------------------------------------------------
5.1                            Form of Opinion of Koffler
                               Rose & Chonoles LLP*
-------------------------------------------------------------
-------------------------------------------------------------
23.1                           Consent of KPMG LLP
-------------------------------------------------------------
-------------------------------------------------------------
23.2                           Consent of Koffler Rose &
                               Chonoles LLP
-------------------------------------------------------------
-------------------------------------------------------------
24.1                           Power of Attorney

-------------------------------------------------------------
* Final opinion to be filed by amendment

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

     b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on May 21, 2001.

                                             DANIELSON HOLDING CORPORATION

                                             BY: /S/ MARTIN J. WHITMAN
                                             -----------------------------
                                             Martin J. Whitman
                                             Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints David M. Barse and Martin J. Whitman and each of them or either of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (and any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933) and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated in one or more counterparts.

        Name                             Title                     Date
        ----                             -----                     ----

            *                 Chief Executive Officer and       May 21, 2001
 ----------------------       Director
 (Martin J. Whitman)


            *                 Chairman of the Board and         May 21, 2001
 ----------------------       Director
 (Samuel Zell)


            *                 President and Chief               May 21, 2001
 -----------------------      Operating Officer
 (David M. Barse)


            *                 Chief Financial Officer           May 21, 2001
 -----------------------
 (Michael T. Carney)


            *                 Director                          May 21, 2001
 -----------------------
 (Joseph F. Porrino)


            *                 Director                          May 21, 2001
 -----------------------
 (Frank B. Ryan)


            *                 Director                          May 21, 2001
 -----------------------
 (Eugene M. Isenberg)


            *                 Director                          May 21, 2001
 -----------------------
 (Wallace O. Sellers)


            *                 Director                          May 21, 2001
 -----------------------
 (Stanley J. Gartska)


            *                 Director                          May 21, 2001
 -----------------------
 (William Pate)

                                  EXHIBIT INDEX

-------------------------------------------------------------

Exhibit No.                    Description    Location

-------------------------------------------------------------
-------------------------------------------------------------

5.1                            Opinion of     Exhibit 5
                               Koffler Rose
                               & Chonoles LLP
-------------------------------------------------------------
-------------------------------------------------------------

23.1                           Consent of     Exhibit 23
                               KPMG LLP

-------------------------------------------------------------
-------------------------------------------------------------

23.2                           Consent of     Contained
                               Koffler Rose   within
                               & Chonoles     Exhibit 5
                               LLP*

-------------------------------------------------------------
-------------------------------------------------------------

24.1                           Power of       Included in
                               Attorney       the signature
                                              pages to the
                                              Registration
                                              Statement

-------------------------------------------------------------


* Final opinion to be filed by amendment.